Lake Shore Bancorp, Inc. Fourth Quarter 2013 Net Income

Improves 22% Compared to Prior Year

Company Posts Record Earnings of $3.7 Million for 2013

DUNKIRK, N.Y. — January 30, 2014 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced fourth quarter 2013 net income of $1.1 million, or $0.18 per diluted share, compared with net income of $861,000, or $0.15 per diluted share, for fourth quarter 2012. The Company reported record earnings of $3.7 million, or $0.65 per diluted share, for 2013, compared to net income of $3.6 million, or $0.63 per diluted share for 2012.

Fourth Quarter and 2013 Highlights:

•	Fourth quarter and 2013 net interest margin improved 16 basis points to 3.44%, and 8 basis points to 3.34%, respectively, compared to the prior year periods;
•	Average balance of commercial real estate loans grew $9.4 million, or 19.3%, during 2013;
•	Core (non-time) deposits increased 8.7%, or $15.6 million, from December 31, 2012;
•	Fourth quarter 2013 return on average assets and return on average equity improved by 16 basis points to 0.87% and by 127 basis points to 6.36%, respectively, compared to fourth quarter 2012.

“Continued effective execution of our operating strategy resulted in record earnings for 2013, as well as fourth quarter net income growth of more than 20%, compared to 2012,” said Daniel P. Reininga, President and Chief Executive Officer. “Reflecting a team effort, Lake Shore Savings Bank realized strong growth of nearly 20% in average commercial real estate loans, and an increase in core (non-time) deposits of more than $15.6 million. These accomplishments helped to fuel margin improvement for the 2013 fourth quarter and full year, and contributed to an increase of more than $562,000 in net interest income after provision for loan losses for 2013. The Company’s operating success in 2013 was a direct result of our focus on meeting the needs of the Western New York communities that we serve, and the ongoing commitment of our associates to help our customers to move beyond the recent economic downturn.”

Fourth quarter 2013 net interest income of $3.8 million, increased $105,000, or 2.8%, compared with fourth quarter 2012, a reflection of a $141,000 reduction to interest expense that was partially offset by a $36,000 reduction in interest income. Fourth quarter 2013 interest income of $4.7 million decreased 0.8% compared to fourth quarter 2012 as a result of a $9.5 million reduction in average interest earning assets.  This decrease was partially offset by a 6 basis point improvement in the average interest rate earned on interest earning assets as a result of purchasing higher rate, longer term municipal bonds and an outflow of low yielding cash assets for loan originations. Fourth quarter 2013 interest expense declined by 14.1% compared to fourth quarter 2012, as a result of a 14 basis point decline in the Bank’s average rate paid on interest bearing liabilities, and a $4.1 million decrease in the average balance of interest bearing liabilities. Net interest income after provision for loan losses for fourth quarter 2013 increased by $491,000, or 14.6%, compared to fourth quarter 2012, primarily a result of no provision for loan losses being recorded during the fourth quarter of 2013 as compared to a provision of $386,000 being recorded during the 2012 fourth quarter.

Net interest income for 2013 was $15.1 million compared to 2012 net interest income of $15.0 million, reflecting both decreased interest income and interest expense of approximately $1.0 million each.  2013 interest income was $18.6 million, down 5.3%, compared to $19.7 million for 2012, reflective of a $10.7 million decrease in average interest earning assets and a 13 basis point decrease in the average rate earned on interest earning assets. Interest expense for 2013 decreased 22.8%, to $3.6 million, compared to 2012, a result of an $8.0 million decrease in the average balance of interest bearing liabilities and a 25 basis point decline in the average interest rate paid for interest bearing liabilities. The lower average balance of interest bearing liabilities reflected a $13.8 million reduction in average time deposits (i.e., CDs) and an $8.2 million decline in average borrowings, partially offset by increased average balances in the Bank’s core transaction deposit accounts.

The Bank’s net interest margin for fourth quarter 2013 was 3.44%, a 16 basis point improvement from 3.28% for the fourth quarter of 2012, reflecting a 14 basis point decline in the average rate paid on interest bearing liabilities, and a 6 basis point improvement in the average rate received on interest earning assets. The net interest margin for 2013 was 3.34%, an increase of 8 basis points compared to 3.26% for 2012.

Non-interest income, which is primarily bank service charges and fees and income on bank owned life insurance, was $521,000 for fourth quarter 2013, a decrease of $25,000, or 4.6%, from the quarter ended December 31, 2012.  Non-interest income for 2013 was $2.1 million, an increase of $62,000 compared with 2012. Non-interest income for 2013 included a $206,000 gain on sales of investments, offset by a non-cash, pre-tax other-than-temporary impairment write-down of a single asset-backed security of $180,000. During 2012, non-interest income included an other-than-temporary write-down of this same private-label, asset-backed security of $102,000, and a gain of $64,000 on the sale of investments.

Fourth quarter non-interest expense was $3.0 million, a 4.7% increase compared with the 2012 fourth  quarter, primarily due to higher occupancy and equipment costs resulting from the April 2013 opening of the Bank’s new office in Snyder, New York, and increased salary and employee benefit costs.

Non-interest expense for 2013 was $12.3 million, an increase of $523,000, or 4.4% in comparison to 2012. The increased non-interest expense in 2013 was primarily a result of $275,000 in additional occupancy and equipment costs related to the opening of the above described Snyder office, along with a $133,000 increase in salary and benefit expense.

There was no fourth quarter 2013 provision for loan losses compared to a provision of $386,000 for the 2012 fourth quarter, which reflected continued stable asset quality for the Bank. The provision for loan losses for 2013 was $105,000, a decrease of $551,000, from 2012. Nonperforming loans as a percentage of total loans at December 31, 2013 were 1.66% compared to 0.89% at December 31, 2012 and 1.05% at September 30, 2013. This increase was related to a single large commercial loan becoming past due during the fourth quarter of 2013. The Bank is working with the borrower to remedy the situation and believes the collateral currently supporting the loan to be sufficient; therefore, the Bank has not set aside specific loan loss reserves for this loan. Lake Shore’s ratio of non-performing loans to total loans at December 31, 2013 remains below the average for all savings institutions, which was 1.99% at September 30, 2013.

Total assets at December 31, 2013 were $482.2 million, unchanged compared to total assets on December 31, 2012. Total deposits at year-end were $388.2 million, up $9.7 million from December 31, 2012. Core (non-time) deposits were $195.7 million at December 31, 2013, an increase of $15.6 million, or 8.7%, when compared to December 31, 2012. Stockholders’ equity was $65.3 million at December 31, 2013, compared to $67.0 million at the end of 2012. The Bank’s ratio of average interest-earning assets to average interest-bearing liabilities was 119.39% for 2013, compared to 119.69% for 2012.

Cash Dividend Payment to Occur in March

The Company announced on January 3, 2014, that Lake Shore, MHC (the “MHC”) will hold a special meeting of its members on February 5, 2014 to vote on a proposal to authorize the MHC to waive its right to receive dividends aggregating up to $0.28 per share that may be declared by the Company in the 12 months subsequent to the approval. As a result of the timing of the member vote, the Company’s Board of Directors has determined to delay the payment of its quarterly cash dividend that normally would have been paid at the end of February to March 2014.

There can be no assurance that the MHC members will approve the dividend waiver or that the Federal Reserve will not object to the waiver even if it is approved by members at the special meeting.  If the proposed dividend waiver is not approved by members or the Federal Reserve, the Board of Directors of the Company intends to reduce the proposed quarterly dividend from $0.07 per outstanding share to $0.04 per outstanding share.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eleven full-service branch locations in Western New York. The Company had total assets of $482.2 million and total deposits of $388.2 million as of December 31, 2013. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Depew, East Amherst, Hamburg, Kenmore, Orchard Park and Snyder, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)

Total assets	$482,167	$482,387
Cash and cash equivalents	17,202	19,765
Securities available for sale	157,964	159,368
Loans receivable, net	277,345	272,933
Deposits	388,235	378,543
Short-term borrowings	11,650	11,200
Long-term debt	7,850	14,400
Stockholders’ equity	65,271	66,985

Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,706	$4,742	$18,614	$19,650
Interest expense	861	1,002	3,556	4,603
Net interest income	3,845	3,740	15,058	15,047
Provision for loan losses	-	386	105	656
Net interest income after provision for loan losses	3,845	3,354	14,953	14,391
Total non-interest income	521	546	2,092	2,030
Total non-interest expense	2,959	2,826	12,334	11,811
Income before income taxes	1,407	1,074	4,711	4,610
Income tax expense	356	213	968	984
Net income	$1,051	$861	$3,743	$3,626
Basic earnings per share	$0.18	$0.15	$0.66	$0.63
Diluted earnings per share	$0.18	$0.15	$0.65	$0.63
Dividends declared per share	$0.07	$0.04	$0.28	$0.25

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)

Return on average assets	0.87%	0.71%	0.77%	0.74%
Return on average equity	6.36%	5.09%	5.64%	5.47%
Average interest-earning assets to average interest-bearing liabilities	119.48%	120.69%	119.39%	119.69%
Interest rate spread	3.29%	3.09%	3.19%	3.07%
Net interest margin	3.44%	3.28%	3.34%	3.26%

	December 31,	December 31,
	2013	2012
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.66%	0.89%
Non-performing assets as a percent of total assets	1.11%	0.62%
Allowance for loan losses as a percent of total net loans	0.65%	0.66%
Allowance for loan losses as a percent of non-performing loans	39.36%	74.63%